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                                                                    Exhibit 99.1

                      PIERRE FOODS IN ADVANCED BUYOUT TALKS

         CINCINNATI, OHIO (March 30, 2001) -- Pierre Foods, Inc. (NASDAQ: FOOD) today announced that it is in advanced talks with a management group that reportedly owns 49% of the company's outstanding common stock and seeks to purchase, for cash, all shares owned by unaffiliated investors.

         A special committee of the company's board of directors has been negotiating the terms of a possible transaction with the management buyout group. Both the committee and the buyout group are being advised by valuation experts. The price range under discussion for the stock owned by public shareholders is significantly lower than the $1.63 price per share last reported by the Nasdaq Stock Market yesterday. The stock closed at $1.06 on Wednesday.

         In April, the committee and the buyout group are expected to complete their negotiations and the committee is expected to bring this matter to the full board. An announcement will be made of any material action taken by the board. If the board approves a transaction with the buyout group, which is by no means assured, then the transaction will be submitted to the company's shareholders for their approval. A transaction with the buyout group also would likely be subject to the completion of financing arrangements and other common conditions.

         The transaction under discussion would not require approval by the holders of the company's outstanding 10 3/4% senior notes. Also, because the buyout vehicle is expected to be a "permitted holder" of the stock as provided in the indenture for the senior notes, the transaction would not trigger "put" rights for the noteholders.

         Pierre Foods owns and operates food processing facilities in Cincinnati, Ohio and Claremont, North Carolina. The company is a leading manufacturer of fully cooked branded and private-label protein and bakery products and is believed to be the largest integrated producer of microwaveable sandwiches. The company provides specialty beef, poultry and pork products formed and portioned to meet specific customer requirements. It sells primarily to the foodservice market and serves leading national restaurant chains, a majority of primary and secondary schools, vending, convenience stores and other niche markets.

         Certain statements made in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual events and results to differ materially from expected events and results. As detailed in the company's periodic SEC reports, with respect to Pierre Foods these risks and uncertainties include, among others: the company's substantial leverage and insufficient cash flow from operations; restrictions imposed by the company's debt instruments; factors inhibiting a hostile takeover of the company; the stock available for sale and a limited secondary market for the stock; stock price volatility and the absence of dividends; competition; government regulation; general risks of the food industry; adverse changes in food costs and availability of supplies; dependence on key personnel; and potential labor disruption. In addition, the transaction described in this press release is subject to the buyout group and Pierre Foods reaching agreement on all terms. In view of these considerations, investors should not place undue reliance on the predictive value of the forward-looking statements made in this press release.

CONTACT:

Patrick Daugherty, Counsel to the Special Committee, (248) 421-0588

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